SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   Form SB - 2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                         GATEWAY ACCESS SOLUTIONS, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Nevada                          4899                  88-0496902
--------------------------------------------------------------------------------
(State or other jurisdiction of (Primary Standard Industrial    (IRS Employer
incorporation or organization)   Classification Code Number  identification No.)

                            930 Tahoe Blvd., #802-505
                            Incline Village, NV 89451
                                 (800)-434-5626
    ------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       Nevada Corporate Headquarters, Inc.
                     101 Convention Center Drive, Suite 700
                               Las Vegas NV 89109
                                 (800) 508-1729
    ------------------------------------------------------------------------
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With copies to:

                            The O'Neal Law Firm, P.C.
                       Attention: William D. O'Neal, Esq.
                              668 North 44th Street
                                   Suite #233
                             Phoenix, Arizona 85008
                               Ph: (602) 267-3855
                               Fax: (602) 267-7400

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [X]


                         CALCULATION OF REGISTRATION FEE

----------------------- --------------------- ------------------------- ------------------------- --------------------
    Title of each                                     Proposed                  Proposed
       Class of                                       Maximum                   Maximum                Amount of
    Securities to           Amount to be           Offering Price              Aggregate             Registration
    be registered            Registered             per unit (1)             Offering price               Fee
----------------------- --------------------- ------------------------- ------------------------- --------------------
    Common Stock             3,352,883                 $0.25                   838,220.75               $126.70
----------------------- --------------------- ------------------------- ------------------------- --------------------

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.




























     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

                                   PROSPECTUS

                        3,352,883 shares of common stock

                         GATEWAY ACCESS SOLUTIONS, INC.

3,352,883 shares of common stock of Gateway Access Solutions, Inc. ($ 0.25 per share)

This is an offering of 3,352,883 shares of common stock by the selling shareholders. The shares are being registered to permit public secondary trading of the shares that are being offered by the selling shareholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares.

There is currently no public market for our shares and the selling shareholders may, but are not obligated to, offer all or part of their shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," WHICH BEGINS ON PAGE 5.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS, OR MADE ANY RECOMMENDATION THAT YOU BUY OR NOT BUY THE SHARES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

This prospectus is not an offer to sell or our solicitation of your offer to buy these securities in any jurisdiction where such would not be legal.

The date of this prospectus is February 26, 2004.

We intend to furnish our stockholders with annual reports containing audited financial statements.

This prospectus contains certain "forward-looking statements" which involve substantial risks and uncertainties. When used in this prospectus the forward-looking statements are often identified by the use of such terms and phrases as "anticipates," "believes," "intends," "estimates," "plans," "expects," "seeks," "scheduled," "foreseeable future" and similar expressions. Although we believe the understandings and assumptions on which the forward-looking statements in this prospectus are based are reasonable, our actual results, performances and achievements could differ materially from the results in, or implied by, these forward-looking statements, including those discussed under the caption "Risk Factors."

                                TABLE OF CONTENTS


PART I - Summary Information and Risk Factors................................. 5

Prospectus Summary............................................................ 5

The Offering.................................................................. 5

Summary of Financial Information ............................................  5

Risk Factors.................................................................. 5

Forward-Looking Statements................................................... 11

Use of Proceeds.............................................................. 11

Determination of Offering Price.............................................. 11

Dilution..................................................................... 11

Selling Security Holders..................................................... 11

Plan of Distribution......................................................... 16

Legal Proceedings............................................................ 17

Directors, Executive Officers, Promoters and Control Persons................. 17

Security Ownership of Certain Beneficial Owners and Management............... 18

Description of Securities.................................................... 19

Interests of Named Experts and Counsel....................................... 22

Description of Business...................................................... 22

Management's Discussion and Analysis or Plan of Operation.................... 29

Description of Property...................................................... 32

Certain Relationships and Related Transactions............................... 33

Market for Common Equity and Related Shareholder Matters..................... 32

Dividend Policy.............................................................. 34

Executive Compensation....................................................... 34

Shares Eligible for Future Sale.............................................. 35

Legal Matters................................................................ 35

Experts.......................................................................35

Transfer Agent............................................................... 35

Changes in and Disagreements with Accountants on Accounting and Financial
Disclosures ................................................................. 35

PART II - Financial Statements............................................... 36

PART III - Information Not Required in Prospectus............................ 48

Recent Sales of Unregistered Securities...................................... 48

Exhibits..................................................................... 50

Undertakings................................................................. 50

Signatures................................................................... 52

                                     PART I

                      SUMMARY INFORMATION AND RISK FACTORS.

                               PROSPECTUS SUMMARY

Unless the context indicates otherwise, all references in this prospectus to "we," or the "Company," refer to Gateway Access Solutions, Inc., a corporation formed under the laws of the State of Nevada on May 24, 2001.

Gateway Access Solutions, Inc., a Nevada corporation, is a development stage company engaged in providing broadband services to the rural marketplace.

Our executive offices are located at 930 Tahoe Blvd., #802-505, Incline Village, Nevada 89451. Our telephone number is (800) 434-5626.

                                  THE OFFERING

Price per share offered                                    $0.25*
Common stock offered by selling shareholders               3,352,883 shares
Common stock outstanding prior to this offering            11,721,420 shares
Preferred stock outstanding prior to this offering         5,300,000 shares
Common stock to be outstanding after this offering         11,721,420 shares
Preferred stock outstanding after this offering            5,300,000 shares

* Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

                        SUMMARY OF FINANCIAL INFORMATION

The following summary financial information for the periods stated summarizes certain information from our financial statements included elsewhere in this prospectus. You should read this information in conjunction with Management's Plan of Operations and the financial statements and the related notes thereto included elsewhere in this prospectus.

    Income Statement                         For the period from January 1, 2003
                                             to December 31, 2003
    -----------------------------------      -----------------------------------
    Revenues                                 $   3,179.00
    Net Income (Loss)                        $(649,850.00)
    Net Income (Loss) per Share              $      (0.06)

    Balance Sheet                             As of December 31, 2003
    -----------------------------------       ----------------------------------
    Total Assets                             $ 277,308.00
    Total Liabilities                        $ 202,979.00
    Shareholders' Equity (Deficit)           $  74,329.00

                                  RISK FACTORS

The Company is a development stage company with a limited operating history.

The Company was incorporated on May 24, 2001. The Company is a development stage business with a limited operating history. Companies in an early stage of development frequently encounter many risks, expenses and difficulties. The risks faced by the Company include, but are not limited to, the need to continue to raise debt and/or equity capital, a new and evolving business model and the management of growth. To address these risks, the Company must, among other things, continue to develop the strength and quality of its operations, maximize the value delivered to customers, respond to competitive developments and continue to attract, retain and motivate qualified employees and managers. If the Company is not successful, its business, results of operations and financial condition will be materially and adversely affected.

The  Company   anticipates   sustaining   continued  operating  losses  for  the
foreseeable future.

The Company cannot be sure that it will be successful in implementing the Company's business model or that its business model will not require further changes as its business and target markets mature. In addition, the Company intends to continue to invest heavily in infrastructure development, technology and marketing. The Company may need to raise substantial amounts of debt and/or additional equity capital to fund these operations. As a result, the Company expects to incur operating losses for the foreseeable future and may need to raise capital to fund these losses. The Company may not be able to achieve or sustain profitability.

The Company will need to raise additional capital.

To implement our long-term business strategy, the Company will need additional capital for capital expenditures, operating expenses, system development costs and acquisition costs, including debt that may be assumed in future acquisitions. The Company plans to finance these activities by debt or equity financings, secured or unsecured credit facilities, vendor financing, sales of assets, joint ventures or other arrangements. The Company cannot assure you that we will be able to obtain the financing we will need to fund the implementation of our long-term business strategy on satisfactory terms and conditions, if at all. If the Company incurs additional debt, we may have to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest, which may cause us to be more vulnerable to competitive pressures and economic downturns. The Company's failure to obtain additional financing in a timely manner and on acceptable terms would adversely affect our ability to continue as a going concern and may require us to delay, reduce or eliminate the launch of new high-speed Internet access systems or sell some or a substantial portion of our assets.

The high-speed Internet access industry is subject to rapid technological changes.

The high-speed Internet access industry is subject to rapid technological change, frequent new service introductions and evolving industry standards. We believe that our future success will depend largely on our ability to anticipate or adapt to these changes and to offer, on a timely basis, services that meet evolving standards. We cannot predict the extent to which competitors using existing or currently undeployed methods of delivery of Internet access services will compete with our services. We cannot assure you that:

- existing, proposed or undeveloped technologies will not render our broadband wireless systems less profitable or less viable,

- we will have the resources to acquire new technologies or to introduce new services that could compete with future technologies, or

- we will be successful in responding to technological changes in a timely and cost effective manner.

The Company's business is subject to continuous change.

The market for the services the Company intends to provide is characterized by rapid changes in the competitive landscape, changing consumer requirements and preferences, new service and product introductions and evolving industry standards that could render the Company's services obsolete. The Company's success will depend, in large part, on its ability to improve such services, develop new services that address the increasingly sophisticated and varied needs of the Company's customers, and respond to technological advances, emerging industry standards and practices, and competitive service offerings. The Company may not be successful in responding quickly, cost-effectively and sufficiently to these developments. If the Company is unable, for technical, financial or other reasons, to adapt in a timely manner in response to changing market conditions or requirements, its business, results of operations and financial condition would be materially adversely affected.

Failure to properly manage growth could adversely affect the Company's business.

The Company intends to grow its business both internally and by acquisition. Any such growth will increase the demands on the Company's management, operating systems and internal controls. The Company's existing management resources and operational, financial, human and management information systems and controls may be inadequate to support existing or expanded operations. The Company may be unable to manage growth successfully. If the Company grows but is unable to successfully manage such growth, its business will suffer and its capacity for future growth will be significantly impaired. Because of these factors, the Company may be unable to predict with any degree of accuracy its future ability to grow or rate of growth.

Failure to attract, train and retain skilled managers and other personnel could increase costs or limit growth.

The Company believes that its future success will depend in large part upon its ability to attract, train and retain additional highly skilled executive-level management and creative, technical, financial and marketing personnel. Competition for such personnel is intense, and no assurance can be given that the Company will be successful in attracting, training and retaining such personnel. The Company's need for executive-level management will increase if it grows. If the Company fails to attract, train and retain key personnel, its business, operating results and financial condition will be materially and adversely affected.

The Company is dependent on its management team.

The Company's success depends largely on the skills of its current management. The Company does not have employment agreements with its executive officers, key management or other employees and, therefore, they could terminate their employment at any time without penalty. The Company does not maintain key person life insurance policies on any of its employees. The loss of one or more of its key employees could seriously harm its business. The Company may not be able to recruit personnel to replace these individuals in a timely manner, or at all, on acceptable terms. In addition, since the Company has a limited operating history, all of its officers are relatively new to the Company and their ability to effectively work together as a team is unproven. The Company's success depends on their ability to work together effectively. If the management team fails to work together effectively, the Company's business will be harmed.

The Company operates in a highly competitive market.

The broadband industry is highly competitive, with many of the Company's competitors having greater name recognition and resources than the Company. The Company will compete with numerous service providers, including: ISPs, incumbent and competitive local exchange carriers, inter-exchange carriers, cable modem service providers, and fixed-wireless and satellite data service providers. Many of the Company's competitors are well established and have larger and better-developed networks and systems, longer-standing relationships with customers and suppliers, greater name recognition and significantly greater financial, technical and marketing resources. Many of these companies can subsidize competing services with revenues from other services and have ready access to capital markets.

As a result, these competitors may be able to respond more quickly and effectively than the Company to new or changing opportunities, technologies or customer requirements. Existing or future competitors may develop or offer products that provide price, service, number or type of providers or other advantages over those the Company intends to offer. If the Company fails to compete successfully against current or future competitors with respect to these or other factors, its business, financial condition, and results of operations may be materially and adversely affected.

Government regulation and legal uncertainties could adversely affect the Company's business.

The Company's continued ability to acquire and maintain MMDS spectrum licenses, which are vital to our operations, is subject to extensive regulation. These regulations directly affect the breadth of services the Company is able to offer, as well as the rates, terms and conditions of those services. The Company is also affected indirectly by the effect of other governmental regulations on companies that offer competing services. Regulations and their application are subject to continual change as a result of new legislation, regulations adopted from time to time by regulatory authorities and judicial interpretation of these laws and regulations. The Company is not able to predict the extent to which any such change in the regulatory environment could affect our business. Aside from the use of spectrum, the FCC has held that the terms and conditions of providing Internet and Internet access services are not subject to FCC regulation.
Nevertheless, the FCC has held that the provision of Internet access is an interstate service subject to FCC jurisdiction. There can be no certainty that the providing of Internet access services will continue to be free from FCC regulation.

Failure to maintain spectrum rights could affect our business.

We depend upon licenses granted to us by the FCC and leases with other FCC license holders for access to spectrum capacity necessary to operate our business. These licenses are subject to renewal as determined by the FCC. FCC licenses also specify construction deadlines by which channel transmissions must begin, which, if not met, would permit the FCC to revoke the license. We cannot assure you that:

- the FCC will renew our licenses as their initial terms expire,

- our spectrum lessors will continue to hold valid licenses for their spectrum,

- we will be able to renew our spectrum leases on terms acceptable to us, or

- the FCC will grant requests for extensions of construction deadlines.

The failure to maintain FCC licenses and spectrum leases will reduce the spectrum available for our use. If we fail to maintain sufficient FCC licenses or spectrum leases in markets where we operate or in which we intend to launch two-way Internet access service, then the resulting reduction in spectrum capacity could have a material adverse effect on our ability to:

- serve our existing Internet access customer base,

- serve increasing customer demand for high-speed Internet access service, and

- add services such as voice over IP or wireless telecommunications services.

We cannot assure you that we will be able to obtain replacement spectrum or other acceptable alternatives in a market if we lose an FCC license or spectrum lease in that market.

The Company's Basic Trading Area authorizations are subject to forfeiture.

We acquired authorization for one Basic Trading Area ("BTA") in December 2002. As of December 31, 2003, $44,090 in principal amount of this debt remained payable quarterly through August 2006. Each BTA is subject to an individual installment note. If we fail to make one or more scheduled installment payments on a BTA note after any applicable grace period, that BTA authorization may be forfeited to the FCC.

To retain a BTA authorization, under previously effective FCC rules, we were required provide a required level of service in the BTA by August 2003. FCC has now suspended BTA build-out requirements while a proposed rulemaking is pending, and has proposed to replace those requirements with a uniform "substantial service" requirement at renewal of the BTA authorizations in 2006. If the FCC does not adopt this or a similar proposal, then a BTA authorization for the portion of the BTA that is not capable of being served may be subject to forfeiture. Constructing MDS and MMDS channels capable of providing service to the required population in unconstructed BTAs could require substantial capital expenditures.

The Company's network is subject to viruses, break-ins and other security breaches.

Despite the implementation of network security measures, the core of any Internet network infrastructure is vulnerable to computer viruses, break-ins and similar disruptive problems. The Company may experience future interruptions in service as a result of the actions of Internet users, current and former employees or others. Unauthorized use could also potentially jeopardize the security of their computer systems and the computer systems of their customers. Although the Company intends to implement security measures to prevent this, the possibility exists that the measures they implement will be circumvented in the future. In addition, eliminating such viruses and remedying such security problems may cause interruptions, delays or cessation of service to their Internet customers. If their security measures fail, the Company may lose customers or be sued, resulting in additional expenses.

Shareholders could experience substantial dilution.

The Company intends to issue additional shares of its equity securities to raise additional cash for working capital. If the Company issues additional shares of its capital stock, shareholders will experience dilution in their respective percentage ownership in the Company.

There can be no assurance that the Company's common stock will ever be publicly traded or appreciate significantly in value.

The Company, in conjunction with certain broker-dealers, intends to apply to the National Association of Securities Dealers to have its stock publicly traded on the Nasdaq Over-the-Counter Electronic Bulletin Board. No assurance can be given that such regulatory approval will ever be received. If the Company's common stock becomes publicly traded, no assurance can be given that the Company's common stock will ever be traded on an established national securities exchange or that the Company's business strategy will be well received by the investment community.

The Company has no present intention to pay dividends.

The Company has never paid dividends or made other cash distributions on the common stock, and does not expect to declare or pay any dividends in the foreseeable future. The Company intends to retain future earnings, if any, for working capital and to finance current operations and expansion of its business.

A large portion of the Company's common stock is controlled by a small number of shareholders.

A large portion of our common stock is held by a small number of stockholders. As a result, these stockholders are able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions including business combinations. In addition, the occurrence of sales of a large number of shares of our common stock, or the perception that these sales could occur, may affect our stock price and could impair our ability to obtain capital through an offering of equity securities. Furthermore, the current ratios of ownership of our common stock reduces the public float and liquidity of our common stock which can in turn affect the market price of our common stock.

The Company's auditor has raised doubt about our ability to continue as a going concern.

As set forth in Note 1 to the consolidated financial statements, the consolidated financial statements contained in this report have been prepared on a "going concern" basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. In conjunction with their 2003 year end audit, our independent accountants have issued an audit opinion with respect to our 2003 consolidated financial statements which includes an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company may be subject to "Penny Stock" regulations.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and our sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. If any of our securities become subject to the penny stock rules, holders of those securities may have difficulty in selling those securities.

                           FORWARD-LOOKING STATEMENTS

You should be aware that any forward-looking statements in this prospectus involve risks and uncertainties as they are based on certain stated assumptions which may apply only as of the date of this prospectus. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify these forward-looking statements and the actual results of our operations could differ materially from those anticipated in these forward-looking statements.

                                 USE OF PROCEEDS

We will not receive the proceeds from the sale of any of the 3,352,883 shares offered by the selling shareholders. We will, however, pay the costs of registering those shares.

                         DETERMINATION OF OFFERING PRICE

We arbitrarily determined the price of the shares in this offering solely for the purpose of calculating the registration fee pursuant to Rule 457 and it is not an indication of the actual value of the Company. Therefore, the offering price bears no relationship to our book value, assets or earnings, or to any other recognized measure of value and it should not be regarded as an indicator of any future market price of the securities.

                                    DILUTION

Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to our Company, our net tangible book value will be unaffected by this offering.

                            SELLING SECURITY HOLDERS

The following table sets forth the names of the selling shareholders and for each selling shareholder the number of shares of common stock beneficially owned as of February 26, 2004, and the number of shares being registered. All information with respect to share ownership has been furnished by the selling shareholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling shareholder may offer all or part of the shares owned for resale from time to time. A selling shareholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling shareholder obligated to sell all or any portion of the shares at any time. Therefore, no estimate can be given as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling shareholders upon termination of the offering made hereby.


 SELLING SHAREHOLDERS                  SHARES OF COMMON  SHARES OF COMMON STOCK
                                           STOCK OWNED      TO BE REGISTERED



Democles J. Angelopoules                         5,470              5,470

Raymond L. Armstrong and Caroline
Armstrong, JT TEN                              169,351             40,000

Calvin H. Barton                                84,600             40,000

Lincoln Trust Company-FBO Calvin Barton        100,000             40,000

Lawrence W. Barrett                             35,000             35,000

Gerald C. Beals                                100,000             40,000

Alexander Bekiaris                              68,333             40,000

Marios Bekiaris                                105,000             40,000

Chris Bekiaris and Georgia Bekiaris, JT TEN    101,667             40,000

Ronald Brauman                                 245,060             40,000

Russel L. Burnett                                2,735              2,735

Thomas L. Barrett                               35,000             35,000

Brian H. Coburn                                 30,440             30,440

William L. Coxe                                 52,440             40,000

Richard Dickau                                  21,137             21,137

Barbara J. Erickson                              2,735              2,735

Michael T. Easterlin                             8,204              8,204

Paul F. Erickson                                 2,735              2,735

Steven Friedman and Theresa Friedman, JT
TEN                                              8,750              8,750

Betty Guillory                                  40,373             40,000

Frances Grenier                                 44,000             40,000

Michael E. Grenier                             125,940             40,000

Jeffrey Hardell and Marcia Hardell, JT TEN       2,735              2,735

Susan Hanke and James Hanke, JT TEN             30,000             30,000

Susan M. Hanke                                  25,000             25,000

Daniel P. Kitchel                               40,411             40,000

Lorraine M. Kuligoski and Edward
Kuligoski, JT TEN                               33,871             33,871

Donald Douglas Law and Joan Emmens Law TR
UA 02-28-1986 Revocable Trust                   70,000             40,000

Edward Lynch                                    50,100             40,000

Ernest H. Lacore                                 8,204              8,204

Glen Lamb                                        2,735              2,735

Jason Lewis                                    200,000             40,000

John Legnos and Nellie Legnos, JT TEN           35,000             35,000

John P. Legnos, Sr.                            150,000             40,000

Joseph L. LaPere                               250,000             40,000

Matthew R. Leyko                                 2,735              2,735

Steven A. Lillmars and Jean M. Lillmars,
JT TEN                                         350,000             40,000

Billy G. Mullins and Reba J. Mullins, JT
TEN                                            836,765             40,000

Bruce Miller                                    26,607             26,607

Gary McManus                                     5,870              5,870

Georgia Marr and Emanuel Marr, JT TEN           10,940             10,940

James J. Murtaugh, II                           35,000             35,000

James Murtaugh and Diane Murtaugh, JT TEN      200,762             40,000

Jerome M. Murtaugh Sr.                          59,000             40,000

Jerome Murtaugh and Antonia Murtaugh, JT
TEN                                             97,881             40,000

Jerome Murtaugh, Jr.                             5,000              5,000

John Maloney                                    25,000             25,000

Karen A. Miller                                 25,000             25,000

Karen A. Miller and Douglas L. Miller,
JT TEN                                          35,000             35,000

Keith Miller                                    49,998             40,000

Lewis C. Maruzo                                310,440             40,000

Marianne Maloney                                25,000             25,000

Megatel LLC                                     60,000             40,000

Rocco D. Marciano                               16,220             16,220

Thomas R. Moretti                                8,750              8,750

Andrew C. Nester                               550,000             40,000

Charles Norris                                  11,845             11,845

W. Stephen Nagle and Kathie M. Nagle, JT
TEN                                             14,000             14,000

B.G. Pappas and Karen Pappas, JT TEN            10,940             10,940

William Pappas and Peggy Pappas, JT TEN         21,881             21,881

Frances M. Pappas                               42,500             40,000

Peter J. Pappas                              1,375,029             40,000

Carrie J. Puckett                               35,000             35,000

David L. Paul, Jr.                              34,440             34,440

S. Mark Poler and Anne S. Poler                100,002             40,000

S. Mark Poler and Anne S. Poler FBO Andrew      16,666             16,666
Carl Poler

S. Mark Poler and Anne S. Poler FBO             16,666             16,666
Gregory Thomas Poler

S. Mark Poler and Anne S. Poler FBO
Jonathan Daniel Poler                           16,666             16,666

Heidi Petros and Tony Petros, JT TEN            10,940             10,940

Joseph E. Parker                               298,941             40,000

Paul N. Pantelis                                35,000             35,000

Pharos Management, Inc.                        625,000             40,000

Robert Perras, Jr.                               5,470              5,470

Steven Pack                                      8,750              8,750

James M. Quarto                                132,160             40,000

Alan M. Rothenberg                              17,500             17,500

Arthur F. Richer and Sylvia I. Richer, JT       33,333             33,333
TEN

Doreen Rosen                                     5,470              5,470

Scott N. Roberts                                27,351             27,351

Wilfred J. Riley                                35,000             35,000

Carol J. Sears and Thomas P. Sears, JT TEN      35,000             35,000

Dorothy Senich                                  13,000             13,000

Haynes W. Sheppard, Jr.                        105,000             40,000

Haynes W. Sheppard, Jr. and Frances K.
Sheppard, JT TEN                                66,667             40,000

Robert J. Samokar                              150,000             40,000

Robert Scullin                                  25,000             25,000

Swan S. Stull                                  116,667             40,000

Todd Smith                                      75,000             40,000

Wilhelm Kurt Schwab                             37,000             37,000

Dean J. Trantalis                                2,735              2,735

Elaine J. Trantalis                          1,104,294             40,000

Jeffrey Trantalis                               31,887             31,887

Joseph J. Tavormina                             75,000             40,000

Lester F. Tobias and Linda L. Tobias, JT
TEN                                             20,000             20,000

Louis Taranto                                  400,000             40,000

Carla Vitucci                                   40,000             40,000

Ronald Woyasz                                   95,940             40,000

Timothy Wawrzynowicz                           280,000             40,000

Juan York                                       75,000             40,000

Michael P. Yoquelet                             25,000             25,000

Paul Yoquelet and Victoria Yoquelet, JT TEN    539,216             40,000

Joseph A. Zavaletta MD                           5,470              5,470

Venture Capital                                450,000            450,000


Total                                       11,721,420          3,352,883

                              PLAN OF DISTRIBUTION

The 3,352,883 shares being offered by the selling shareholders may be sold or distributed from time-to-time by the selling shareholders or their transferees directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents or may acquire shares as principals. Such sales or distributions may be made at prevailing market prices, at prices related to such prevailing market prices, or at variable prices negotiated between the sellers and purchasers that may vary. The distribution of the shares may be effected in one or more of the following methods:

     --ordinary brokerage transactions, including long or short sales,

     --transactions  involving  cross or block  trades,  or otherwise on the OTC
       Bulletin Board,

     --purchases  by  brokers,   dealers,  or  underwriters  as  principals  and
       subsequent resales by the purchasers for their own accounts pursuant to this prospectus,

     --sales "at the market" to, or through, market makers or into an existing market for the shares,

     --sales not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

     --transactions involving options, swaps, or other derivatives, whether exchange-listed or otherwise, or

     --transactions involving any combination of the foregoing or any other legally available means.

In addition, a selling shareholder may enter into hedging transactions with one or more broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling shareholder. A selling shareholder may also enter into option or other transactions with one or more broker-dealers requiring the delivery of the shares by such broker-dealers with the possibility that such shares may be resold thereafter pursuant to this prospectus.

A broker, dealer, underwriter, or agent participating in the distribution of the shares may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or purchasers of the shares for whom such person may act as an agent, to whom such person may sell as principal, or both; and such compensation as to a particular person may be in excess of customary commissions. The selling shareholders and any broker-dealers acting in connection with the sale of the shares being registered may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933 (the "Securities Act"), and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. We know of no existing arrangements between any of the selling shareholders and any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation.

Although we will receive no proceeds from the sale of shares pursuant to this prospectus, we have agreed to bear the costs and expenses of the registration of the shares, including legal and accounting fees, and such costs and expenses are estimated to be approximately $30,000.

We have informed the selling shareholders that while they are engaged in a distribution of the shares included in this prospectus they will be required to comply with certain anti-manipulative rules contained in Regulation M under the Exchange Act. With certain exceptions, Regulation M prohibits any selling shareholder, any affiliated purchaser, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

                                LEGAL PROCEEDINGS

No legal proceedings have been or are currently being undertaken for or against the Company, nor are we aware of any contemplated proceedings.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The directors and executive officers currently serving the Company are as follows:

Name                                Age    Positions Held and Tenure
-------------------------------------------------------------------------------
Andrew C. Nester                     67    President/Secretary/Director
Joseph Tavormina                     48    Chief Technology Officer
Peter J. Pappas                      76    Treasurer/Director
S. Mark Poler                        51    Director

Andrew  C.  Nester,  President/Secretary/Director,  Age  67,  has  40  years  of
experience  in  business  management  consulting,   general  management,  senior
marketing, sales, and engineering positions with various high technology and Internet related companies. Over the last six years, Mr. Nester has focused on providing a full compliment of consulting services and products to owners and operators of MMDS, ITFS, LPTV, LMDS and 2.4 gigahertz frequencies in support of their efforts to utilize these properties to provide high speed data services. He was responsible for the installation and operation of one of the first commercial fixed wireless Internet access service provider operations in Las Vegas, Nevada. As a consultant Mr. Nester has been involved with eleven additional sites across the country. He received his B.S.E.E. degree in 1962 from Pacific States University.

Joseph Tavormina, Chief Technology Officer, Age 48, has over 20 years engineering and general management experience in the wireless telecommunications industry. He has founded several companies in conjunction with the launch of development projects and is well versed in the financing of technology projects and companies. He has a BS and MBA in Engineering from MIT with a concentration in Systems Analysis and Control, Computer Hardware and Software, and Mechanical and Electronic Design with a minor in Economics and Entrepreneurial Studies. In addition Mr. Tavormina has completed Post-graduate studies in Electromagnetics, Microwave Engineering, and Antenna Design at the Georgia Institute Of Technology.

Peter J. Pappas, Treasurer/Director, Age 76, was self-employed as a certified public accountant in the State of Connecticut for 30 years, where he provided extensive accounting, financial, management and consultant services both nationally and internationally. He has been involved in telecommunications for 15 years. Mr. Pappas received a Degree in Accounting from the Sawyer School of Business.

S. Mark Poler, Director, Age 51, has been an anesthesiologist for 25 years. Dr. Poler has been on the medical school faculties at UCSF and Washington University in St. Louis, Barnes Hospital. For the last 13 years, he has been practicing at Geisinger Medical Center in Danville, PA. He has been an active member of standards organizations, participating in the development of several standards for anesthesia workstations (ASTM), and Medical Informatics, including definition of data dictionaries for anesthetic records and the IEEE Medical Information Bus (IEEE-1073). Dr. Poler's avocations include computer applications including Windows, Linux and MacIntosh platforms, expertise in embedded systems for hardware data acquisition and display, large database management, data mining, and statistics. Undergraduate studies in Chemistry and Molecular Biology at Revelle College, University of California at San Diego preceeded transfer to the University of California at San Francisco where BS and MD degrees were granted. After medical school Dr. Poler completed his residency and fellowship training at the University of California, San Francisco.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 31, 2003, certain information with respect to the beneficial ownership of our common stock by (i) each director and officer of the Company, (ii) each person known to the Company to be the beneficial owner of five percent (5%) or more of the outstanding shares of common stock, with such person's address, and (iii) all of the directors and officers as a group. Unless otherwise indicated, the person or entity listed in the table is the beneficial owner of the shares and has sole voting and investment power with respect to the shares indicated.

---------------------------- ---------------------------- ---------------------
Name of Beneficial Owner or                                      Percent of
Name of Officer or Director    Shares Beneficially Owned       Common Stock (1)

---------------------------- ---------------------------- ---------------------
Andrew C. Nester                     2,175,000 (2)                12.78%
President/Secretary/Director
930 Tahoe Blvd., #802
Incline Village, NV 89451

---------------------------- ---------------------------- ---------------------
Joseph Tavormina                        75,000                     0.44%
Chief Technology Officer
5250 S. Virginia Street
Suite 340
Reno, NV 89502

---------------------------- ---------------------------- ---------------------
Peter J. Pappas                      1,450,350 (3)                 8.52%
Treasurer/Director
4 Butternut Drive
Norwich, CT 06360

---------------------------- ---------------------------- ---------------------
S. Mark Poler                        4,250,000 (4)                24.97%
Director
8 Millwood Drive
Danville, PA 17821

---------------------------- ---------------------------- ---------------------

---------------------------- ---------------------------- ---------------------
Elaine J. Trantalis                  1,138,916 (5)                 6.69%
11 Taylor Drive
Norwich, CT 06360

---------------------------- ---------------------------- ---------------------
W. Fred Hess                         1,200,000 (6)                 7.05%
10 Millwood Drive
Danville, PA 17821

---------------------------- ---------------------------- ---------------------

Total Directors/Officers/           10,289,266                    60.45%
Five Percent Owners
---------------------------- ---------------------------- ---------------------

Notes:

(1) Calculation assumes conversion of 5,300,000 shares of outstanding Series A Preferred Stock into common stock, but does not include exercise of outstanding options or issuance of additional options under the Company's Equity Incentive Plan.

(2) Includes shares held by Pharos Management, Inc., a corporation controlled by Mr. Nester. Includes incentive stock options for 1,000,000 shares held by Mr. Nester.

(3) Includes shares held by Frances Pappas (42,500 shares), B.G. Pappas and Karen Pappas (10,940 shares) and William Pappas and Peggy Pappas (21,881 shares). Mr. Pappas disclaims any beneficial interest in the shares held by B.G. Pappas and Karen Pappas, and William Pappas and Peggy Pappas.

(4) Includes 4,100,000 shares of Series A Preferred Stock. Includes shares held for the benefit of Andrew Carl Poler (216,666 shares), Gregory Thomas Poler (216,666 shares), and Jonathan Daniel Poler (216,666 shares).

(5) Includes shares held by Dean J. Trantalis (2,735 shares) and Jeffrey Trantalis (31,887 shares).

(6) All 1,200,000 shares are Series A Preferred Stock.

                            DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of our capital stock. This summary is subject to and qualified in its entirety by our Articles of Incorporation, as amended, and Bylaws, and by the applicable provisions of Nevada law.

The authorized capital stock of the company consists of 50,000,000 shares of common stock having a par value of $.001 per share, and 10,000,000 shares of preferred stock having a par value of $.001 per share.

Common Stock.Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. The Articles of Incorporation do not permit cumulative voting for the election of directors which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose; in such event, the holders of the remaining shares will not be able to elect any of our directors. Shareholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of common stock are entitled to dividends out of funds legally available when and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. In the event of liquidation, dissolution or winding up of the affairs of the company, holders are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing shareholders will be diluted.

Preferred Stock. The preferred stock may be issued from time to time in one or more series. The Board of Directors has the authority to fix the designation, rights, preferences, privileges and restrictions and number of shares of any such series by resolution. The Board of Directors also has the authority to amend the resolution establishing such series to increase or decrease the number of shares of that series, but not below the number of shares of such series then outstanding.

Series A Preferred Stock. The Series A Preferred Stock consists of 5,300,000 shares, all of which are issued and outstanding. The Series A Preferred Stock has the following rights and preferences (Note: the following is a summary. For a full description of the rights and preferences of the Series A Preferred Stock, please refer to the Amended and Restated Certificate of Determination for the Series A Preferred Stock filed as Exhibit 3.3. to this Registration Statement.)

     Dividends. The holders of the Series A Preferred Stock are entitled to receive when, as and if declared by the Board of Directors, non-cumulative dividends at the rate of $.005 per annum per share. No dividends or other distributions shall be paid with respect to the common stock until dividends in the amount of $.005 per share on the Series A Preferred Stock shall have been paid or declared and set apart during that fiscal year. Dividends on the Series A Preferred Stock shall not be cumulative.

     Liquidation. (a) In the event of any liquidation, dissolution or winding up of the Company, in which the aggregate consideration to be paid to the shareholders is less than or equal to a price per share of common stock (assuming conversion of the Series A Preferred Stock) of Five Cents ($0.05), the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of to the holders of the common stock, the amount of Five Cents ($0.05) per share, plus all declared but unpaid dividends. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment of the full preferential amount, then the entire assets and funds of the Company shall be distributed ratably among the holders of the Series A Preferred Stock. After payment to the holders of the Series A Preferred Stock of the preferential amounts, the entire remaining assets and funds of the Company, if any, shall be distributed among the holders of the common stock.

     (b) In the event of any liquidation, dissolution or winding up of the Company, in which the aggregate consideration to be paid to the its shareholders is greater than a price per share of common stock (assuming conversion of the

Series A Preferred Stock) of Five Cents ($0.05), the entire remaining assets and funds of the Company, if any, shall be distributed pro rata among the holders of Series A Preferred Stock and common stock.

     Voting Rights. Each holder of shares of the Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares of Series A Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the common stock (except as otherwise expressly provided herein or as required by law, voting together with the common stock as a single class).

     Conversion. (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder, at any time, into such number of shares of common stock as is determined by dividing Five Cents ($0.05) by the Conversion Price applicable to such share in effect on the date the conversion takes effect. The "Conversion Price" shall initially be Five Cents ($0.05) per share of common stock. Therefore, each share of Series A Preferred Stock is currently convertible into one share of common stock. The Conversion Price can be subject to certain adjustments as described below.

     (b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of common stock at the then-effective Conversion Price Conversion Price, upon the earlier of (i) the date specified by vote or written consent or agreement of holders of more than 50% of the shares of the Series A Preferred Stock then outstanding, voting as a separate class, or
(ii) immediately upon the closing of the sale of the Company's common stock in a firm commitment, underwritten public offering registered under the Securities Act, the aggregate net proceeds to the Company and/or any selling stockholders of which exceeds $5,000,000.

      (c) Adjustment of Conversion Price. In the event this Company shall issue additional shares of common stock for a consideration per share less than the
     Conversion Price in effect (currently Five Cents ($0.05) per share, then and in such event, the Conversion Price shall be reduced, concurrently with such issue, to a price determined by multiplying the Conversion Price by a fraction:

A + B
-----
A + C

Where A = the number of shares of common stock outstanding immediately prior to such issue;

     B = the number of shares of common stock which the aggregate consideration received by the Company for the additional shares of common stock so issued would purchase at the Conversion Price in effect immediately prior to such issuance;

     C = the number of additional shares of common stock so issued.

     Protective Provisions. So long as any shares of Series A Preferred Stock remain outstanding, the Company shall not, without the vote or written consent by the holders of more than fifty percent (50%) of the then outstanding shares of the Series A Preferred Stock, voting together as a single class:

     (a) authorize or issue, or obligate itself to issue, any equity security, with powers, designations, preferences or relative, participating, optional or other special rights prior to or on a parity with the Series A Preferred Stock;

     (b) increase or decrease the authorized number of shares of Series A Preferred Stock;

     (c) sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation or entity or effect any transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed;

     (d) liquidate, dissolve, recapitalize or reorganize;

     (e) amend the Company's Articles of Incorporation or Bylaws;

     (f) purchase, redeem or otherwise acquire any common stock of the Company, or pay or declare any dividend on (other than a pro rata dividend payable solely in common stock) or make any other distribution in respect of any common stock of the Company, other than the repurchase of shares of common stock that are subject to stock repurchase.

These protective provisions shall terminate upon the earlier of: (i) the date specified by vote or written consent or agreement of holders of more than 50% of the shares of the Series A Preferred Stock then outstanding, voting as a separate class, or (ii) immediately upon the closing of the sale of the Company's common stock in a firm commitment, underwritten public offering registered under the Securities Act, the aggregate net proceeds to the Company and/or any selling stockholders of which exceeds $5,000,000.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

No "Expert" or "Counsel" as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act of 1933, whose services were used in the preparation of this Form SB-2 was hired on a contingent basis or will receive a direct or indirect interest in the Company.

                             DESCRIPTION OF BUSINESS

                              Corporate Information

We were incorporated under the laws of the State of Nevada on May 24, 2001. Our executive offices are located at 930 Tahoe Boulevard, Incline Village, Nevada 89451, and our telephone number is (800) 434-5626.

                                    Overview

We provide tailored broadband data, voice, video and Internet access solutions using a combination of licensed radio spectrum, unlicensed radio spectrum and fiber optic cable in medium and small markets throughout the United States. We deploy licensed Multipoint Distribution Service (MDS), Multichannel Multipoint Distribution Service (MMDS), and Instructional Television Fixed Service (ITFS) spectrum (2500-2690 MHz band) in fixed based point to multi-point configurations for connectivity over the "last mile" to our customer premises, licensed millimeter and microwave spectrum (6, 11 and 18 GHz) in point to point configurations to link our base stations to our backbone architecture, and fiber optic cable to connect our wireless network to major Internet access points. We occasionally deploy unlicensed spectrum to provide connectivity throughout a customer's premises (Wi-Fi) and to provide last mile access in select markets. We hold the basic trading area ("BTA") authorization for MDS, MMDS and ITFS spectrum in Sunbury, PA, own the license for the "F" group of four MMDS channels in Lynchburg, VA, and lease the "E" group of four MMDS channels in

Wilkes-Barre/Scranton, PA, covering an estimated 400,000 total households. In July, 2003, we signed a 5-year contract to provide broadband data, voice, video and Internet access solutions to Geisinger Health System, one of the country's largest rural health care providers, with two hospitals, 590 physicians, 8,530 employees (including physicians), and 49 primary care sites, serving 38 contiguous counties in Pennsylvania. In September, 2003, we began to offer services in our Pennsylvania markets and currently have 65 customers. We intend to expand into five additional markets in 2004, and will expand into additional markets depending on the availability of funding.

                                Business Strategy

Our long-term business strategy is to provide fixed, portable and, ultimately, mobile broadband data, voice, video and Internet access solutions using a combination of licensed radio spectrum, unlicensed radio spectrum and fiber optic cable in medium and small markets throughout the United States. In our target markets, business customers who wish to take advantage of the productivity gains and competitive advantages of broadband Internet solutions find that there are few options for broadband services. ISDN, cable and DSL solutions may be simply unavailable due to physical range limitations or the lack of infrastructure investment in these markets by the larger companies who control the copper wire and cable systems. T1 lines may be prohibitively expensive as offered by the regional telephone companies. Our wireless technologies require no backhoes or trenches to implement and may be the only economically attractive solution in the medium and small markets which we have identified for our services. By using FCC licensed radio spectrum, we have an unusual opportunity to acquire licensed regional monopolies to deliver broadband Internet solutions in these medium and small markets for a fraction of the investment required by copper wire and cable systems.

Our initial target customers in each market will be larger institutions such as hospitals, medical offices, colleges and universities, government agencies, and small to medium-sized businesses with multiple locations. Once our wireless/fiber network is in place and operating for these larger customers, we will offer service to small office/home office (SOHO) customers, telecommuters and purely residential customers. In every case, our focus will be not just providing Internet connectivity, but additional broadband services tailored to customer needs. Our services will include traditional services offered by Internet service providers (ISPs), such as email, web design and hosting, and co-location, as well as tailored point-to-point enterprise and institutional connectivity solutions, tailored bulk bandwidth solutions, and virtual private networks to connect multiple office locations. In the future, we expect to offer data communication back-haul services for large institutions, Voice over IP solutions for Internet telephony, custom video applications (streaming video broadcasts, video conferencing), and a variety of specialized application software solutions for specific industry niches (medical, legal, accounting).

We customize the build-out of our network based on the topology of a specific area and the needs of key customers within that area. As a result of our choice of technology, approach and expertise, we have the ability to cost effectively provide wireless service in a wide variety of environments. We use equipment that can often overcome non-line of sight situations, increasing our flexibility to reach potential customers. We typically set up micro-cells utilizing base stations that can cover a radius of 3 to 8 miles using MMDS spectrum in a point to multi-point configuration. We can easily increase our capacity in a particular cell by partitioning the cell into 60, 90 or 120-degree sectors and reusing frequency assets on a sector-wise rather than a cell-wise basis. We then link these base stations to our network using licensed millimeter and microwave spectrum (6, 11 and 18 GHz) in a point to point configuration. To link all of our markets together and link them to the Internet, we will use fiber links where available, or build additional point to point wireless links. This network architecture gives us two significant advantages. First, since we have wireless links over the last mile, we can reach additional customers over increased distances without significant additional capital costs. Adding a new customer within an existing cell requires only adding customer premise wireless equipment at the customer's location. Second, we bypass the regional bell operating companies entirely, and pay no recurring service or access fees to any third party in order to reach our customers. We can connect our customers to the Internet entirely over our own proprietary wireless network.

During the first half of this year, we will seek to raise $3 million -- $5 million in new capital. We expect to use this capital to acquire frequency licenses in additional markets, continue building our wireless network in existing markets, market our broadband Internet solutions to potential customers, and for operating expenses. We also may seek additional capital if we consummate any significant acquisitions or strategic alliances, or determine that market conditions are appropriate for such financing. There can be no assurance that financing will be available on acceptable terms or in a timely manner, if at all. See "Liquidity and Capital Requirements; Dependence on Additional Capital" in the section Risk Factors in this report.

At December 31, 2003, we had approximately $59,724 of unrestricted cash and cash equivalents. As set forth in Note 1 to the consolidated financial statements, the consolidated financial statements contained in this report have been prepared on a "going concern" basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. In conjunction with their 2003 year end audit, our independent accountants have issued an audit opinion with respect to our 2003 consolidated financial statements which includes an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                             Strategic Relationships

We have three important relationships with third parties that provide material benefits to our strategic position. The loss of any one of these relationships could have a material adverse impact on our business prospects.

Geisinger Health System (www.geisinger.org)

In July, 2003, we signed a contract to provide broadband data, voice, video and Internet access solutions to Geisinger Health System, one of the country's largest rural health care providers, with two hospitals, 590 physicians, 8,530 employees (including physicians), and 49 primary care sites, serving 38 contiguous counties in Pennsylvania. Pursuant to this contract, we are authorized to connect all of Geisinger hospitals, clinics and many of its physicians and employees (at their homes) with a wireless network featuring point to point connections using millimeter and microwave spectrum or fiber, linking different cities where their facilities are located, and point to multipoint connections using MMDS spectrum to link individual sites within closely spaced locales. We will also provide a virtual private network for the use of all of Geisinger's employees. We have begun to install the wireless network and have completed approximately 10% of the total network build-out. When fully constructed, we expect to receive revenues of approximately $30,000 per month from this single customer (See Exhibit 3.5).

Digital Freedom (www.dfnow.com)

In September 2003, we signed a strategic alliance agreement with Digital Freedom, an Internet service provider located in Scranton, Pennsylvania. Digital Freedom has over 5,500 dial-up and 217 DSL Internet access customers in eastern Pennsylvania. Digital Freedom has seven salespeople in the area, and an active marketing campaign to sign up new customers. Pursuant to the strategic alliance agreement, Digital Freedom will provide dial-up Internet access to Gateway's customers in Scranton, Pennsylvania, and will resell Gateway's advanced wireless services to its own customers in Wilkes-Barre and Stroudsburg, Pennsylvania. The companies will share revenues from these customers as provided in the agreement. We expect that this alliance will allow us to more quickly penetrate these markets than we could with our own resources. Digital Freedom and Gateway may extend this relationship to other markets by mutual consent (See Exhibit 3.6).


PointRed Technologies, Inc. (www.pointredtech.com)

We have chosen PointRed Technologies, Inc., of San Jose, California, as our preferred provider of point to multipoint MMDS equipment. We believe that PointRed currently provides the best cost/performance ratio of all equipment manufacturers available today. PointRed currently offers a MMDS base station based on their microcell model which can serve 60 simultaneous users for approximately $10,000 installed. This equipment can operate in non-line of sight configurations, increasing our flexibility to reach potential customers. PointRed has concentrated its marketing and sales efforts in international markets, and has 3,000 units installed in seven markets world-wide.

In January 2004, we signed an exclusive distribution and resale agreement with PointRed which makes us the exclusive reseller of PointRed equipment in the United States. We believe that this may result in an important second source of revenue over time, as we can leverage our own installation and operation experience by consulting and selling PointRed equipment to other operators (See
Exhibit 3.7).

                              Government Regulation

MDS,  MMDS and ITFS  services  are  subject to  regulation  by the FCC under the
Communications   Act  of  1934,   as   amended   ("Communications   Act").   The
Communications Act authorizes the FCC, among other things, to:

- issue, revoke, modify and renew station licenses,

- approve the assignment and/or transfer of control of such licenses,

- approve the location and technical parameters of MDS, MMDS and ITFS transmission facilities (headends and base stations),

- regulate the type, configuration and operation of equipment used by MDS, MMDS and ITFS systems,

- impose certain equal employment opportunity and other periodic reporting requirements on MDS, MMDS and ITFS operators, and

- review and approve/disapprove certain terms of ITFS spectrum lease agreements.

In March 2003, the FCC adopted a Notice of Proposed Rulemaking (NPRM) and Memorandum Opinion and Order (FCC 03-56) to replace the existing regulations for the MDS, MMDS and ITFS bands with new rules, including a new nationwide bandplan and geographic service areas that would accommodate deployment of advanced wireless services, including fixed, portable and mobile services. The public comment period has ended and the FCC is in the process of preparing the proposed final rules. The FCC is expected to release the proposed final rules on or before June 2004 (although there can be no guarantees that the FCC will be able to finish its work on that schedule).

The proposals in the NPRM are based in large part on a proposal made by a coalition of MMDS and ITFS operators to the FCC in October 2002. The NPRM proposes that the FCC adopt an entirely new set of rules, and a new bandplan and geographic service areas for the MDS, MMDS and ITFS bands which will make the provision of advanced wireless services much easier for operators like the Company. Among other things, the FCC proposes to

- modify the MMDS/ITFS rules to allow deployment of cellular systems that can operate on fixed, portable and mobile bases,

- establish a new, nationwide bandplan for the MDS, MMDS and ITFS bands that separates frequencies for high-power operations from two-way cellular operations and eliminates the need for consent from adjacent channel licensees in most instances,

- replace the existing system of multiple, interleaved 6-MHz channels in MMDS/ITFS with substantially contiguous spectrum blocks in a lower (66 MHz), middle (42 MHz) and upper (66 MHz) portion of the 2.5 GHz band,

- replace the site-by-site licensing system for MMDS/ITFS cellular systems with rules modeled on more flexible wireless regulations, allowing licensees to construct and operate facilities within defined geographic service areas,

- establish a market-by-market mechanism for transitioning from the old bandplan to the new one, and

- eliminate certain outdated regulations and conform the MMDS/ITFS rules to current FCC standards for geographically-licensed flexible use services.

In the same document (FCC 03-56), the FCC suspended several sets of current rules relating to the existing MMDS and ITFS licenses. In particular, the FCC suspended:

- the build out requirements for BTA owners (which was originally to expire August 2003); and

- the build-out requirements for individual MMDS and ITFS stations (12 months from the date of grant of the authorization for MMDS stations and 18 months from the date of grant of the authorization for ITFS stations).

Furthermore, the FCC stopped accepting applications for new MDS or ITFS licenses.

We believe that the rules proposed by the FCC in the NPRM, if adopted substantially as proposed, will create a unique opportunity to use this spectrum to provide advanced wireless services, will increase the flexibility of the Company to use this spectrum efficiently, and will reduce the cost and complexity of initiating advanced wireless services.

Regulation of Internet Service Providers. Congress has passed a number of laws that concern the Internet, including the Digital Millennium Copyright Act, the Children's Online Privacy Protection Act, the Children's Online Protection Act and the Protection of Children from Sexual Predators Act of 1998. A number of states and foreign countries have enacted or proposed similar legislation. Generally, these laws provide liability limitations for Internet service providers that do not knowingly engage in unlawful activity. We do not anticipate that compliance with these laws will have an adverse impact on us. However, we may be required to implement operating guidelines to comply with the laws and could be subject to liability if we fail to implement appropriate guidelines or otherwise violate any of these new laws.

Regulation of Telecommunications Services. If we begin providing wireless telecommunications services or voice over IP services, we may be subject to a variety of FCC and state regulation of our interstate and intrastate telecommunications services, respectively. Although the FCC currently does not consider voice over IP services to be telecommunications services, and thus does not regulate them as such, this position could change. Moreover, the regulatory status of voice over IP is unsettled at the state level, and a number of states have indicated that they will assert or attempt to assert regulatory jurisdiction over at least some voice over IP services. If we begin providing voice over IP, we may be subject to regulation in some states but not in others.

Other Regulations. As a lessee of antenna structure space, we indirectly (through contractual commitments) may be subject to Federal Aviation Administration regulation and FCC registration for the construction, maintenance and lighting of transmission towers and by certain local zoning regulations affecting construction of towers and other facilities. Federal environmental regulations, state and local environmental land use regulations and zoning regulations also may apply.

                                   Competition

High-Speed Internet Competition

The Internet access market is highly competitive. We face competition from many Internet access and service providers with significantly greater financial resources, well-established brand names and large, existing customer bases. Our competition in this industry includes:

Traditional Internet Service Providers ("ISPs"). ISPs provide Internet access to residential and business customers. These companies can:

- provide Internet access over incumbent local exchange carriers' ("ILECs") telecommunications networks at high speeds,

- offer digital subscriber line ("DSL")-based access using their own DSL services, or DSL services offered by ILECs and others, and

- have significant and sometimes nationwide marketing presences and combine these with strategic or commercial alliances with DSL-based incumbent and competitive carriers. Significant ISPs include AOL Time Warner, Inc. ("AOL"), Microsoft Corporation and EarthLink, Inc.

Incumbent Local Exchange  Carriers.  ILECs,  such as SBC  Communications,  Inc.,
Verizon Communications, Inc. and Qwest Communications International, Inc. ("Qwest") have existing metropolitan area networks and circuit-switched local access networks. Incumbent carriers have deployed commercial DSL services in certain areas and are combining their DSL service with their own Internet access services. The incumbent carriers generally have an established brand name in their service areas and possess sufficient capital to deploy DSL services rapidly.

Interexchange Carriers (IXC). Many of the interexchange carriers, such as AT&T Corporation, WorldCom and Sprint, have the capability to support high-speed, end-to-end networking services. These carriers have deployed large scale networks, have large numbers of existing business and residential customers and enjoy strong name recognition. These companies increasingly are bundling their services to include high-speed local access combined with metropolitan and wide area networks, and a full range of Internet services and applications. Other carriers, such as Qwest and Level 3 Communications, Inc., are managing high-capacity, nationwide Internet protocol, or "IP," networks and partnering with ISPs to offer a range of services to businesses and consumers.

Cable Modem Service Providers. Cable modem service providers, like the Time Warner Cable division of AOL, Comcast Corporation, Cox Communications, Inc., Service Electric Cablevision, CATV Service, Inc. and Adelphia Communications Corporation, among others, currently offer consumers and businesses high-speed Internet access over hybrid fiber coaxial cable networks. Where deployed, these networks provide local access services similar to our services, and in some cases at higher speeds (though often unidirectionally).

Satellite and Other Fixed Wireless Providers. We will face competition from satellite-based systems. Hughes Network Systems, a unit of Hughes Electronics Corporation (through its DirecWay brand), currently offers two-way broadband satellite service. In addition, many local and regional ISPs use unlicensed spectrum to offer terrestrial fixed wireless high-speed Internet access.

Competitive Local Exchange Carriers. We expect competitive local exchange carriers ("CLECs") to offer DSL-based data services. Traditional CLECs, including Allegiance Telecom, Inc., McLeodUSA Incorporated, D&E Communications and Birch Telecom, have extensive fiber-based networks in numerous metropolitan areas and are capable of providing voice and high-speed data services to businesses.

3G Wireless. We also expect more competition from 3G wireless providers, as commercial mobile radio service providers begin to deploy 3G services in their spectrum bands. The successful deployment of 3G wireless services could significantly expand the availability of broadband services, especially to consumers that currently are unserved by wireline connections.

Many of these competitors are offering, or may soon offer, and services that will directly compete with some or all of our service offerings. We may not be able to compete effectively, especially against established industry competitors with significantly greater financial resources. We believe the principal competitive factors that we face include:

 - transmission speed,

 - reliability of service,

 - ability to bundle services,

 - price performance,

 - customer support,

 - brand recognition,

 - operating experience, and

 - capital availability.

For a further discussion of competition in this industry, see "Business -- Risk Factors -- The Internet access market is highly competitive. Because many competitors in our markets are well-established and have resources significantly greater than those available to us, we may not be able to establish a significant number of Internet access customers in our markets. On the other hand, our moderate deployment costs may permit us to deploy and compete successfully in markets that do not provide adequate return on investment for other, typically larger, competitors.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION

The following discussion is intended to provide an analysis of the Company's financial condition and Plan of Operation and should be read in conjunction with the Company's financial statements and the notes thereto set forth herein. The matters discussed in this section that are not historical or current facts deal with potential future circumstances and developments. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below.


                                Plan of Operation

During the next twelve months, the Company's primary focus will be on providing needed services to Geisinger Health System, one of the country's largest rural health care providers, with two hospitals, 590 physicians, 8,530 employees (including physicians), and 49 primary care sites, serving 38 contiguous counties in Pennsylvania. In addition to this large client, the Company is currently operating in Sunbury, Pennsylvania and surrounding communities, and the Wilkes-Barre/Scranton, Pennsylvania area. We intend to expand into five additional markets in 2004, and will expand into additional markets depending on the availability of funding.

Our long-term business strategy is to provide fixed, portable and, ultimately, mobile broadband data, voice, video and Internet access solutions using a combination of licensed radio spectrum, unlicensed radio spectrum and fiber optic cable in medium and small markets throughout the United States. In our target markets, business customers who wish to take advantage of the productivity gains and competitive advantages of broadband Internet solutions find that there are few options for broadband services. ISDN, cable and DSL solutions may be simply unavailable due to physical range limitations or the lack of infrastructure investment in these markets by the larger companies who control the copper wire and cable systems. T1 lines may be prohibitively expensive as offered by the regional telephone companies. Our wireless technologies require no backhoes or trenches to implement and may be the only economically attractive solution in the medium and small markets which we have identified for our services. By using FCC licensed radio spectrum, we have an unusual opportunity to acquire licensed regional monopolies to deliver broadband Internet solutions in these medium and small markets for a fraction of the investment required by copper wire and cable systems.

Our initial target customers in each market will be larger institutions such as hospitals, medical offices, colleges and universities, government agencies, and small to medium-sized businesses with multiple locations. Once our wireless/fiber network is in place and operating for these larger customers, we will offer service to small office/home office (SOHO) customers, telecommuters and purely residential customers. In every case, our focus will be not just providing Internet connectivity, but additional broadband services tailored to customer needs. Our services will include traditional services offered by Internet service providers (ISPs), such as email, web design and hosting, and co-location, as well as tailored point-to-point enterprise and institutional connectivity solutions, tailored bulk bandwidth solutions, and virtual private networks to connect multiple office locations. In the future, we expect to offer data communication back-haul services for large institutions, Voice over IP solutions for Internet telephony, custom video applications (streaming video broadcasts, video conferencing), and a variety of specialized application software solutions for specific industry niches (medical, legal, accounting).

We customize the build-out of our network based on the topology of a specific area and the needs of key customers within that area. As a result of our choice of technology, approach and expertise, we have the ability to cost effectively provide wireless service in a wide variety of environments. We use equipment that can often overcome non-line of sight situations, increasing our flexibility to reach potential customers. We typically set up micro-cells utilizing base stations that can cover a radius of 3 to 8 miles using MMDS spectrum in a point to multi-point configuration. We can easily increase our capacity in a particular cell by partitioning the cell into 60, 90 or 120-degree sectors and reusing frequency assets on a sector-wise rather than a cell-wise basis. We then link these base stations to our network using licensed millimeter and microwave spectrum (6, 11 and 18 GHz) in a point-to-point configuration. To link all of our markets together and link them to the Internet, we will use fiber links where available, or build additional point to point wireless links. This network architecture gives us two significant advantages. First, since we have wireless links over the last mile, we can reach additional customers over increased distances without significant additional capital costs. Adding a new customer within an existing cell requires only adding customer premise wireless equipment at the customer's location. Second, we bypass the regional bell operating companies entirely, and pay no recurring service or access fees to any third party in order to reach our customers. We can connect our customers to the Internet entirely over our own proprietary wireless network.

To meet our cash requirements for the next twelve months, we will need to raise additional capital to continue operations. During the first half of this year, we will seek to raise $3 to $5 million in new capital through the sale of debt and/or equity securities. We expect to use this capital to acquire frequency licenses in additional markets, continue building our wireless network in existing markets, market our broadband Internet solutions to potential customers, and for operating expenses. We also may seek additional capital if we consummate any significant acquisitions or strategic alliances, or determine that market conditions are appropriate for such financing.

As funding becomes available, we expect to hire engineers, sales persons, and administrative staff as necessary to support our operations, engage in research, development and engineering activities related to the build-out of our wireless network, and purchase equipment necessary for such build-out.

There can be no assurance that financing will be available on acceptable terms or in a timely manner, if at all. See "Risk Factors" in this report.

     Results of Operation for Year Ended December 31, 2003 and December 31, 2002

The Company generated revenue of $3,179 for the year ended December 31, 2003 compared to revenue of $28,032 for the year ended December 31, 2002. The Company was founded in May 2001 and took over operations of a wireless Internet service from Sunbury Broadband LLC. The collapse of the telecommunications stock market bubble and the terrorist attack of September 11, 2001, reduced opportunities for the Company to raise additional capital. In March 2002, the Company ceased active operations and by July 2002, the Company had terminated all employees. The revenues for the year ended December 31, 2002, reflect the termination of active operations for last nine months of the year.

In November 2002, the Company was contacted by Geisinger Health System who expressed interest in the Company's wireless service. In December 2002, the Company completed the purchase of the assets of Sunbury Broadband, L.L.C., Shoreline Wireless, L.L.C. and Lynchburg MDS, L.L.C. for 4,000,000 shares of common stock, and raised additional funds from the sale of 1,200,000 shares of Series A Preferred Stock. In January 2003, the Company began the process of qualifying a new wireless equipment vendor (ultimately, PointRed Technologies was selected for its price/performance ratio), and developing a new design for a wireless Internet access system using such equipment. In March 2003, the Company completed a new network design, and installed two trial sites in May 2003. The Company signed its agreement with Geisinger Health System in July 2003. Testing and deployment of beta sites continued through September 2003. An inventory shortage at the Company's equipment vendor as its manufacturing was transferred overseas delayed the roll-out of additional sites. In September 2003, the Company began sales and marketing efforts and started to offer commercial services. The revenues for the year ended December 31, 2003, reflect the commencement of active operations only in the last three months of the year. The Company is now acquiring new customers at a steady rate, and expects revenues for 2004 to be significantly higher.

Net losses for the year ending December 31, 2003, of $649,850 compared to net losses of $177,537 for the year ended December 31, 2002. The increased loss reflects the engineering, development, and marketing costs of resuming active operations in 2003.

The Company had total assets of $277,308 at December 31, 2003, compared to total assets of $120,484 at December 31, 2002, reflecting an increase in cash, inventory and equipment acquired to support the Company's resumption of commercial wireless operations.

The Company had total current liabilities of $202,979 at December 31, 2003 compared to total current liabilities of $180,033 at December 31, 2002, reflecting the net effect of a reduction of accounts payable and payments made to the FCC for the Company's licensed frequency, and the Company's receipt of short term loans from shareholders to fund operations.

At December 31, 2003, the Company had $59,724 in working capital, compared to $11,019 in working capital at the year ended December 31, 2002, reflecting the additional financing obtained from loans and private placements of 3,548,453 shares of common and 4,600,000 shares of Series A Preferred Stock in 2003. The Company expects to continue to incur losses at least through fiscal year 2004, and there can be no assurance that the Company will achieve or maintain profitability, generate revenue or sustain future growth.

                       General and Administrative Expenses

General and administrative expenses were $98,293 for the year ended December 31, 2003, compared to $28,170 for the year ended December 31, 2002. The increase is attributable to the cessation of operations in 2002, and the re-commencement of active operations in 2003. We expect such expenses to increase as the Company's operations grow.

                      Engineering and Professional Expenses

Engineering and consulting expenses were $412,085 for the year ended December 31, 2003, compared to $59,879 for the year ended December 31, 2002. The increase is attributable to the cessation of operations in 2002, and the expenses incurred in connection with the planning, designing and engineering required to develop the Company's wireless network in 2003.

Professional and legal expenses were $ 81,339 for the year ended December 31, 2003, compared to $6,317 for the year ended December 31, 2002. The increase is attributable to the cessation of operations in 2002, and the expenses incurred in connection with the reorganization and financing of the Company in 2003.

                         Liquidity and Capital Resources

At December 31, 2003, the Company's total assets of $277,308 exceeded current liabilities of $202,979. At December 31, 2002, the Company's total assets of $120,484 were exceeded by current liabilities of $180,033. At December 31, 2003, we had working capital of $59,724, compared to December 31, 2002, where we had working capital of $11,019. We sold 3,548,453 shares of common stock for an aggregate of $521,768 and 4,600,000 shares of Series A Preferred Stock for an aggregate in $230,000 in 2003. We also issued 44,000 shares of common stock in payment for services received valued at $6,600. To meet our cash requirements for the next twelve months, we will need to raise additional capital to continue operations. During the first half of this year, we will seek to raise $3 to $5 million in new capital through the sale of debt and/or equity securities. There can be no assurance that financing will be available to the Company in an amount and on terms acceptable to us.

                         Off Balance Sheet Arrangements

The Company has no off balance sheet arrangements

                          Going Concern Considerations

There can be no assurance that our plans can be realized. No adjustment has been made in the accompanying financial statements to the amounts and classification of assets and liabilities that could result should be unable to continue as a going concern. Accordingly, our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors (See "Risk Factors").

                             DESCRIPTION OF PROPERTY

The Company does not own any property, real or otherwise. To date, we have conducted our administrative affairs from the President's office, at no cost to the Company. Office space will be rented when the Company has sufficient funds available. The cost has not yet been determined; however, the Company expects to pay market rates.

We do not have any investments or interests in any real estate. The Company does not invest in real estate mortgages, nor does it invest in securities of, or interests in, persons primarily engaged in real estate activities.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 25, 2001, the Company issued a total of 2,240,000 shares of its common stock to nine founding shareholders for cash at a price of $0.001 per share, for a total value to the Company of $2,240.00.

On July 16, 2001, the Company issued 1,000,000 shares of its common stock to Shoreline Wireless, L.L.C. ("Shoreline") in connection with the Company's acquisition of all of Shoreline's agreements, assets and ownership in BTA 437 in the Sunbury, PA Market Statistical Area, for a total value to the Company of $10,000.00.

On July 16, 2001, the Company issued 500,000 shares of its common stock to Lynchburg MDS, L.L.C. ("Lynchburg") in connection with the Company's acquisition of all of Lynchburg's agreements, assets and ownership in the Lynchburg Market Statistical Area, and the market known as Lynchburg, VA, for a total value to the Company of $5,000.00.

Mr. Pappas, a director of the Company, was a founder and manager of Shoreline, and an investor in both Shoreline and Lynchburg. On December 31, 2002, Shoreline and Lynchburg distributed their shares in the Company to their members. Mr. Pappas received a total of 803,029 shares of the Company's common stock from these distributions.

On October 17, 2003, the Company issued a total of 4,100,000 shares of its Series A Preferred Stock to S. Mark Poler at a price of $0.05 per share, for a total value to the Company of $201,000.00. This issuance includes shares held for the benefit of Andrew Carl Poler (216,666 shares), Gregory Thomas Poler (216,666 shares), and Jonathan Daniel Poler (216,666 shares).

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions, including, but not limited to, the following:

- disclose such transactions in prospectuses where required;
- disclose in any and all filings with the Securities and Exchange Commission, where required;
- obtain disinterested directors consent; and
- obtain shareholder consent where required.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

                           Principal Market or Markets

We are a development stage company that is still in the beginning stages of implementing our business plan. Our common stock is not listed on any exchange and there is no public trading market for the common stock, and there has been no market.

                   Approximate Number of Common Stock Holders

As of February 26, 2004, we had 11,721,420 shares of common stock outstanding, held by 102 shareholders and 5,300,000 shares of Series A Preferred Stock outstanding, held by five shareholders.

                      Equity Compensation Plan Information

The following table provide a information regarding all equity compensation plans as of December 31, 2003, that provide for the award of securities or grant of options, warrants or rights to purchase securities of the company to employees or any other person in accordance with our Equity Incentive Plan attached as Exhibit 3.4. We do not have any equity compensation plans that have not been approved by our stockholders.

--------------------------- -------------------------- --------------------------- --------------------------
      PLAN CATEGORY                    (A)                        (B)                         (C)
                                                                                     NUMBER OF SECURITIES
                                                                                    REMAINING AVAILABLE FOR
                                                                                     FUTURE ISSUANCE UNDER
                             NUMBER OF SECURITIES TO   WEIGHTED-AVERAGE EXERCISE      EQUITY COMPENSATION
                             BE ISSUED UPON EXERCISE      PRICE OF OUTSTANDING         PLANS (EXCLUDING
                             OF OUTSTANDING OPTIONS,      OPTIONS WARRANTS AND      SECURITIES REFLECTED IN
                               WARRANTS AND RIGHTS               RIGHTS                   COLUMN (A))
--------------------------- -------------------------- --------------------------- --------------------------
Equity Compensation Plans           2,000,000                         $0.01                2,000,000
Approved by Security
Holders
--------------------------- -------------------------- --------------------------- --------------------------
Equity Compensation Plans
Not Approved by Security
Holders                                     0                          -                           0
--------------------------- -------------------------- --------------------------- --------------------------
Total                               2,000,000                         $0.01                2,000,000
--------------------------- -------------------------- --------------------------- --------------------------

                                 DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock and anticipate that future earnings, if any, will be retained for development of our business.

                             EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the compensation paid by the Company for services rendered in all capacities to the Company from January 1, 2003 through the fiscal year ended December 31, 2003, of all officers and directors of the Company.

------------------------------------- ---------------- ---------------- -------------------- ----------------
   Name and Principal Underlying          Salary            Bonus              Other             Options
       Positions at 12/31/03                                               Compensation
------------------------------------- ---------------- ---------------- -------------------- ----------------

------------------------------------- ---------------- ---------------- -------------------- ----------------
Andrew C. Nester                               $0               $0          $48,650                    0
President/Secretary/Director
------------------------------------- ---------------- ---------------- -------------------- ----------------


                                       34

EXECUTIVE COMPENSATION - continued

------------------------------------- ---------------- ---------------- -------------------- ----------------
Jason Lewis                                    $0               $0          $42,800                    0
Vice President of
Technical Operations
------------------------------------- ---------------- ---------------- -------------------- ----------------
Joseph Tavormina                               $0               $0               $0                    0
Chief Technology Officer
------------------------------------- ---------------- ---------------- -------------------- ----------------
Peter J. Papas                                 $0               $0               $0                    0
Treasurer/Director
------------------------------------- ---------------- ---------------- -------------------- ----------------
S. Mark Poler                                  $0               $0               $0                    0
Director
------------------------------------- ---------------- ---------------- -------------------- ----------------

                        SHARES ELIGIBLE FOR FUTURE SALE.

Upon completion of the offering, we will have 11,721,420 shares of common stock and 5,300,000 of Series A Preferred Stock outstanding. A current shareholder who is an "affiliate" of the company, defined in Rule 144 as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company, will be required to comply with the resale limitations of Rule 144.

Purchasers of shares in the offering, other than affiliates, may resell their shares immediately. Sales by affiliates will be subject to the volume and other limitations of Rule 144, including certain restrictions regarding the manner of sale, notice requirements, and the availability of current public information about the Company. The volume limitations generally permit an affiliate to sell, within any three month period, a number of shares that does not exceed the greater of one percent of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his sale. A person who ceases to be an affiliate at least three months before the sale of restricted securities beneficially owned for at least two years may sell the restricted securities under Rule 144 without regard to any of the Rule 144 limitations.

                                  LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for the Company by The O'Neal Law Firm, P.C., 668 North 44th Street, Suite 233, Phoenix, Arizona 85008.

                                     EXPERTS

The financial statements of the Company as of December 31, 2003, included in this prospectus have been audited by Shelley Int'l, C.P.A., independent certified public accountants, as stated in the opinion, which has been rendered upon the authority of said firm as experts in accounting and auditing.

                                 TRANSFER AGENT

Our transfer agent is First American Transfer Company, 706 East Bell Road, #202, Phoenix, Arizona 85022.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in and/or disagreements with Shelley, Int'l, C.P.A. on accounting and financial disclosure matters.

                                     PART II

                              FINANCIAL STATEMENTS

                     FINANCIAL STATEMENTS TABLE OF CONTENTS                Page

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT ........................... 37

BALANCE SHEET ............................................................... 38

STATEMENTS OF OPERATIONS .................................................... 39

STATEMENT OF STOCKHOLDERS' EQUITY ........................................... 40

STATEMENTS OF CASH FLOWS ............................................... 41 - 42

NOTES TO FINANCIAL STATEMENTS .......................................... 43 - 47

                REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT
                -------------------------------------------------

To the Board of Directors and Audit Committee
Gateway Access Solutions, Inc.

I have audited the accompanying balance sheets of Gateway Access Solutions, Inc., as of December 31, 2003, 2002 and 2001 and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2003, December 31, 2002 and the period from May 24, 2001 (inception) to December 31, 2001. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gateway Access Solutions, Inc., as of December 31, 2003, 2002 and 2001 and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2003, December 31, 2002 and the period from May 24, 2001 (inception) to December 31, 2001 are in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. The Company is three years old and has a substantial deficit in retained earnings from accumulated losses during each of those years. This raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.


                                                     Shelley International, CPA



February 9, 2003
Mesa, Arizona

                         Gateway Access Solutions, Inc.
                                 BALANCE SHEET
                                 -------------

                                     ASSETS
                                     ------
                                           December 31,   December 31,    December 31,
                                               2003           2002            2001
                                          -------------- -------------- --------------
CURRENT ASSETS
   Cash                                    $      59,724  $      11,019  $      37,814
   Inventory, at Cost                             12,150                        55,514
   Accounts Receivable, Net                                                     13,983
   Prepaid Expenses                                                             18,098
                                          -------------- -------------- --------------

   Total Current Assets                           71,874         11,019        125,409
                                          -------------- -------------- --------------

EQUIPMENT, NET                                    99,937          3,968          3,998
LICENCES - FREQUENCY                             105,497        105,497         40,000
                                          -------------- -------------- --------------

TOTAL ASSETS                               $     277,308  $     120,484  $     169,407
                                          ============== ============== ==============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------
LIABILITIES
Current Liabilities
   Accounts Payable                        $      48,705  $      56,868  $      80,619
   Notes Payable                                 154,274         60,665        148,500
   Customer Deposits                                             62,500
                                          -------------- -------------- --------------

TOTAL LIABILITIES                                202,979        180,033        229,119
                                          -------------- -------------- --------------
STOCKHOLDERS' EQUITY

   Preferred Stock authorized is
   10,000,000 shares at $0.001 par value.
   Issued and outstanding on December 31,
   2003 is 5,300,000 shares.                       5,300

   Common Stock, authorized is
   50,000,000 shares at $0.001 par value.
   Issued and outstanding on December 31,
   2003 is 11,246,420 shares, December
   31, 2002 is 7,702,367 shares and

   December 31, 2001 is 6,998,367 shares.         11,246          7,703          6,999

   Paid in Capital                             1,199,624        424,739        247,743

   Accumulated (Loss)                         (1,141,841)      (491,991)      (314,454)
                                          -------------- -------------- --------------

   Total Stockholders' Equity                     74,329        (59,549)       (59,712)
                                          -------------- -------------- --------------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                       $     277,308  $     120,484  $     169,407
                                          ============== ============== ==============

The accompanying notes are an integral part of these statements

                         Gateway Access Solutions, Inc.

                            STATEMENTS OF OPERATIONS
                            ------------------------

                                       Year           Year       May 24, 2001
                                      Ended          Ended       (Inception)
                                  December 31,   December 31   to December 31,
                                       2003           2002           2001
                                 -------------- -------------- --------------

INCOME
   Sales                          $       3,179  $      28,032  $      25,039

   Less Cost of Goods Sold              (46,781)       (62,929)       (51,032)
                                 -------------- -------------- --------------

   Gross (Loss)                         (43,602)       (34,897)       (25,993)
                                 -------------- -------------- --------------

EXPENSES
   Advertising                            1,274          1,566            905
   Bad Debt                                             27,469
   General and Administrative            98,293         28,170         88,821
   Depreciation                           5,612          1,626          1,000
   Rent                                   7,645          1,600          2,400
   Salaries                                             16,013         28,691
   Professional and Legal               493,424         66,196        166,644
                                 -------------- -------------- --------------

   Total Expense                        606,248        142,640        288,461
                                 -------------- -------------- --------------

Net (Loss) before Income Taxes         (649,850)      (177,537)      (314,454)

   Provision for Income Taxes                 -              -              -
                                 -------------- -------------- --------------

NET (LOSS)                        $    (649,850) $    (177,537) $    (314,454)
                                 ============== ============== ==============

BASIC
Net (Loss) per Common Share       $       (0.07) $       (0.03) $       (0.05)
                                 -------------- -------------- --------------

Weighted Average Number of
   Common Shares Outstanding          8,807,626      6,998,367      6,296,919
                                 ============== ============== ==============

DILUTED
Net (Loss) per Common Share       $       (0.06) $       (0.02) $       (0.04)
                                 -------------- -------------- --------------

Weighted Average Number of
   Common Shares Outstanding         11,199,955      8,998,367      8,296,919
                                 ============== ============== ==============


The accompanying notes are an integral part of these statements

                         Gateway Access Solutions, Inc.

                       STATEMENT OF STOCKHOLDERS' EQUITY
                       ---------------------------------


                                                    Preferred Stock           Common Stock
                                     Price    ------------------------- -----------------------   Paid in    Accumulated    Total
                                   Per Share      Shares       Amount       Shares       Amount    Capital     (Loss)       Equity
                                 ------------ ------------ ------------ ------------ ---------- ----------- ------------ ----------
Common Stock issued to Cash       $     0.001               $         -    2,240,000  $   2,240  $        -  $         -  $   2,240
Common Stock issued for Assets          0.010                              4,000,000      4,000      36,000                  40,000
Common Stock issued for services                       0.100                  75,000         75       7,425                   7,500
Common Stock issued for Cash                           0.300                 683,367        684     203,326                 204,010
Vested value of Common Stock                                                                                                      -
    Options issued for services                                                                         992                     992
                                                                                                                                  -
Net (Loss)                                                                                                      (314,454)  (314,454)
                                 ------------ ------------ ------------ ------------ ---------- ----------- ------------ ----------
Balance December 31, 2001                                -            -    6,998,367      6,999     247,743     (314,454)   (59,712)

Common Stock Issued  to retire
    Notes of $160,000 and
    $16,000 Interest Payable            0.250                                704,000        704     175,296                 176,000
Common Stock Surrendered for
    reissue                             0.250                             (4,000,000)                                             -
Common Stock reissued                   0.250                              4,000,000                                              -
Vested value of Common Stock                                                                                                      -
    Options issued for services                                                                       1,700                   1,700
                                                                                                                                  -
Net (Loss)                                                                                                      (177,537)  (177,537)
                                 ------------ ------------ ------------ ------------ ---------- ----------- ------------ ----------

Balance, December 31, 2002                               -            -    7,702,367      7,703     424,739     (491,991)   (59,549)

Common Stock issued for Cash            0.150                              3,443,453      3,443     513,075                 516,518
Preferred Stock issued for Cash         0.050    5,300,000        5,300                             259,700                 265,000
Common Stock issued for Cash                                                                                                      -
    by Exercise of Option               0.050                                105,000        105       5,145                   5,250
Common Stock issued for Services        0.150                                 44,000         44       6,556                   6,600
Common Stock Repurchased                0.150                                (48,400)       (49)    (12,051)                (12,100)
Vested value of Common Stock                                                                                                      -
     Options issued for services                                                                      2,460                   2,460

Net (Loss)                                                                                                      (649,850)  (649,850)
                                              ------------ ------------ ------------ ---------- ----------- ------------ ----------

Balance December 31, 2003                        5,300,000  $     5,300   11,246,420  $  11,246  $1,199,624 $ (1,141,841) $  74,329
                                              ============ ============ ============ ========== =========== ============ ==========

The accompanying notes are an integral part of these statements

                         Gateway Access Solutions, Inc.

                            STATEMENTS OF CASH FLOWS
                            ------------------------

                                                   Year         Year     May 24, 2001
                                                  Ended        Ended     (Inception)
                                              December 31, December 31, to December 31,
                                                   2003         2002          2001
                                              ------------ ------------ ---------------
Operating Activities

   Net (Loss)                                  $  (649,850) $  (177,537) $     (314,454)

   Significant Non-Cash Transactions
     Issued 2,000,000 common share
     options as incentive on June 1, 2001.           1,700        1,700             992
     Issued 64,000 common shares
     for $16,000 accumulated interest
     on December 31,2002.                                        16,000
     Issued 44,000 common shares for
     services valued at $6,600 on
     November 12, 2003.                              6,600
     Issued 400,000 common share options
     options as incentive on January 6, 2003.          760

   Changes in assets and liabilities
     Inventory                                     (12,150)      55,514         (55,514)
     Accounts Receivable                                         13,983         (13,983)
     Prepaid Expense                                             17,382         (17,382)
     Accounts Payable                               (8,163)     (23,035)         79,903
     Customer Deposits                              (2,500)      62,500
     Depreciation Expense                            5,612        1,626           1,000
                                              ------------ ------------ ---------------

Net Cash (Used) by Operations                     (657,991)     (31,867)       (319,438)
                                              ------------ ------------ ---------------

Investing Activities

     Purchase of Equipment                        (101,581)      (1,596)         (4,998)
                                              ------------ ------------ ---------------

Net Cash (Used) in Investing Activities           (101,581)      (1,596)         (4,998)
                                              ------------ ------------ ---------------

Financing Activities

   Principle Received on Notes                      93,609        6,668         148,500
   Proceeds from sale of Preferred Stock             5,300
   Proceeds from sale of Common Stock                3,499                        2,999
   Paid in Capital                                 705,869                      210,751
                                              ------------ ------------ ---------------

Cash Provided by Financing Activities              808,277        6,668         362,250
                                              ------------ ------------ ---------------



                                       41

STATEMENTS OF CASH FLOWS - continued

Net Increase/(Decrease) in Cash                     48,705      (26,795)         37,814

Cash, Beginning of Period                           11,019       37,814               -
                                              ------------ ------------ ---------------

Cash, End of Period                            $    59,724  $    11,019  $       37,814
                                              ============ ============ ===============

Significant Non-Cash Trasactions
          For year ended December 31, 2001 Common Stock issued included 4,000,000 shares for purchase of assets valued at $40,000 and 2,000,000 common stock options.
          For year ended December 31, 2002 Common Stock issued included 704,000 shares issued for retirement of $160,000 notes payable and $16,000 accumulated interest.
          For year ended December 31, 2003 Common Stock issued included 44,000 shares issued for services valued at $6,600 and 400,000 common stock options.

Supplemental Information:
          The amount of interest for 2001, 2002 and 2003 was $13,500, $2,500 and $11,632 respectively.


The accompanying notes are an integral part of these statements

                         Gateway Access Solutions, Inc.
                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001


Note 1. THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

The Company
-----------

Gateway Access Solutions, Inc., the Company, is a Nevada corporation formed on May 24, 2001. The Company provides wireless communication systems including high-speed broadband Internet access to business and private individuals in Northeastern Pennsylvania.

Use of Estimates and Assumptions
--------------------------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in the Company's financial statements and the accompanying notes. Actual results could differ from those estimates.

Earnings per Share
------------------

The basic (loss) per share is calculated by dividing the Company's net income available to common shareholders by the weighted average number of common shares during the year.

The Company has potentially dilutive securities outstanding in the form of options at the end of the statement periods. Therefore, the basic and diluted
(loss) per share are presented on the face of the statement of operations.

The Company has no outstanding warrants for stock.


Stock Based Compensation
------------------------

The Company accounts for its stock based compensation based upon provisions in SFAS No. 123, Accounting for Stock-Based Compensation. In this statement stock based compensation is divided into two general categories, based upon who the stock receiver is, namely: employees/directors and non-employees/directors. The employees/directors category is further divided based upon the particular stock issuance plan, namely compensatory and non-compensatory. The employee/directors non-compensatory securities are recorded at the sales price when the stock is sold. The compensatory stock is calculated and recorded at the securities' fair value at the time the stock is given. SFAS 123 also provides that stock compensation paid to non-employees be recorded with a value which is based upon the fair value of the services rendered or the value of the stock given, whichever is more reliable. The common stock paid to non-employees was valued at the value of the services rendered.

Income Taxes
------------

The provision for income taxes is the total of the current taxes payable and the net of the change in the deferred income taxes. Provision is made for the deferred income taxes where differences exist between the period in which transactions affect current taxable income and the period in which they enter into the determination of net income in the financial statements.

Advertising
-----------

Advertising expense included the cost of sales brochures, print advertising in trade publications and maintenance of an Internet site. Advertising is expensed when incurred. Advertising expense for the period ending December 31, 2003, 2002 and 2001 were $1,274, $1,566 and $905 respectively.

Marketing Strategy
------------------

We market directly to the end users through various forms of advertising.

Revenue Recognition
-------------------

We sell monthly service to businesses and the public and recognize revenue as monthly service is provided.

Warranties
----------

The Company offers a Service Level Agreement that guarantees a minimal amount of time that Internet connectivity will be down. Should those minimums be exceeded customers are not charged for non-service hours. Historical costs have not been tracked because they have been considered insignificant.

Installed hardware is backed by the manufacture for a period of one year.

Going Concern
-------------

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. The Company is only three years old and has a substantial deficit in retained earnings from losses for the previous years. This raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

Inventory Costs
---------------

The costs incurred for uninstalled hardware are capitalized as inventory and charged to costs of sales when revenues from the sales are recognized. The inventory balance of $55,514 at December 31, 2001 was expensed as obsolete during 2002. Detail for the inventory at 12/31/03, 12/31/02 and 12/31/01 is shown below

                                        12/31/03      12/31/02      12/31/01
                                        --------      --------      --------
     Inventory at Cost                  $ 12,150      $   0.00      $ 55,514
                                        ========      ========      ========

Equipment

Equipment is depreciated using the straight-line method over its estimated useful lives, which range from three to five years.


                                        12/31/03      12/31/02      12/31/01
                                        --------      --------      --------
     Equipment                          $108,174      $  6,594      $  4,998
     Less: Accumulated Depreciation        8,238         2,626         1,000
                                        --------      --------      --------
     Net Equipment                      $ 99,937      $  3,968      $  3,998
                                        ========      ========      ========

NOTE 2. STOCKHOLDERS' EQUITY

At inception the Company had 25,000,000 shares of common stock authorized. Then on December 11, 2002 the Company amended its capital stock authorization to 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. The shareholders have all of the rights afforded Nevada shareholders.

Par value is $0.001 per common or preferred share.

There are no outstanding warrants to acquire any additional shares of common stock.

The Company has issued incentive and non-qualified stock options for the acquisition of additional shares of common stock. The value of the issued options is calculated using the Minimum Value Method and the following variables:

     The issued value of $3,600 for 1,000,000 share options at $0.0036 each is calculated using a fair market value of $0.01, an exercise price of $0.011, a date of issuance of June 1, 2001, a term of 10 years, and a vesting period of 48 months.

     The issued value of $3,200 for an additional 1,000,000 share options at $0.0032 each is calculated using a fair market value of $0.01, an exercise price of $0.01, a date of issuance of June 1, 2001, a term of 10 years, and a vesting period of 48 months.

     The issued value of $1,520 for an additional 400,000 share options at $0.0038 each is calculated using a fair market value of $0.05, an exercise price of $0.05, a date of issuance of January 7, 2003, a term of 2 years, and a vesting period of 24 months.

The Company was initially capitalized on June 29, 2001 with the issue of 2,240,000 common shares. Afterward, 4,000,000 common shares were issued for the purchase of assets valued at $40,000; 119,000 common shares were issued for services valued at $14,100; 704,000 common shares were issued to retire $176,000 of debt and accumulated interest; 4,231,820 common shares were sold for $725,778 and 48,400 shares were repurchased by the Company for $12,100. Also, 5,300,000 preferred shares were sold for $265,000 as shown in the statement of stockholders' equity.

NOTE 3.  NOTES PAYABLE:

Notes payable consist of the following:

                                        12/31/03      12/31/02      12/31/01
                                        --------      --------      --------
Demand Note
9.5% Interest, Payable Quarterly        $ 44,090      $ 60,665

Demand Note
10% Interest, Payable Yearly             101,000
Demand Note
8% Interest, Payable Monthly               9,184

Demand Notes
10% Interest, Payable Yearly                                        $148,500
                                        --------      --------      --------
Total Notes Payable                     $154,274      $ 60,665      $148,500
                                        ========      ========      ========

NOTE 4. OPERATING LEASES

The Company has operating leases on two facilities, one on a three-year lease with a monthly payment of $3,274 and the other for $425 per month on a month-to-month basis. Assuming the Company remains in these facilities the projected expenses for five years follows:

                      Year 1     Year 2     Year 3     Year 4     Year 5
                     -------    -------    -------    -------    -------
Lease Amount         $43,200    $43,200    $43,200    $43,200    $43,200


NOTE 5. INCOME TAXES

The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect currently.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company's opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset. Accordingly, a valuation allowance equal to the deferred tax asset has been recorded. The total deferred tax asset is $251,205, as of 12/31/03, which is calculated by multiplying a 22% estimated tax rate by the cumulative NOL of $1,141,841. The total valuation allowance is a comparable $251,205.

                                        12/31/03      12/31/02      12/31/01
                                        --------      --------      --------
     Deferred Tax Asset                 $142,967      $ 39,058      $ 69,180
     Valuation Allowance                (142,967)      (39,058)      (69,180)
     Current Taxes Payable                  0.00          0.00          0.00
                                        --------      --------      --------
     Income Tax Expense                 $   0.00      $   0.00      $   0.00
                                        ========      ========      ========

Below is a chart showing the  estimated  corporate  federal net  operating  loss
(NOL) and the year in which it will expire.

     Year                                 Amount    Expiration
                                      ----------   -----------
     2001                             $  314,454          2021
     2002                                177,537          2022
     2003                                649,850          2023
                                      ----------
     Total NOL                        $1,141,841
                                      ==========

Note 6. THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Below is a listing of the most recent accounting standards SFAS 145-150 and their effect on the Company.

SFAS 146 Accounting for Costs Associated with Exit or Disposal Activities

This statement requires companies to recognize costs associated with exit or disposal activities, other than SFAS 143 costs, when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of these costs are lease termination costs, employee severance costs associated with restructuring, discontinued operation, plant closing, or other exit or disposal activity. This statement is effective after December 15, 2002.

SFAS 147 Acquisitions of Certain Financial Institutions - an amendment of FASB Statement No. 72 and 144 and FASB Interpretation No. 9.

This statement makes the acquisition of financial institutions come under the statements 141 and 142 instead of statement 72, 144 and FASB Interpretation No.
9. This statement is applicable for acquisition on or after October 1, 2002.

SFAS 148 Accounting for Stock-Based Compensation - Transition and Disclosure

Amends FASB 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation.

SFAS 149 Amendment of Statement 133 on Derivative Instruments and Hedging Activities

This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities.

SFAS 150 Financial  Instruments  with  Characteristics  of both  Liabilities and
Equity

This statement requires that such instruments be classified as liabilities in the balance sheet. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003.

The adoption of these new Statements is not expected to have a material effect on the Company's current financial position, results or operations, or cash flows.

                                    PART III

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers.

The Company's Articles of Incorporation provide that it must indemnify its directors and officers to the fullest extent permitted under Nevada law against all liabilities incurred by reason of the fact that the person is or was a director or officer or a fiduciary of the Company. The effect of these provisions is potentially to indemnify the Company's directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company. Pursuant to Nevada law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of:

     (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;
     (b) unlawful distributions; or
     (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

The Bylaws of the Company, filed as Exhibit 3.2, provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of the Company, absent a finding of negligence or misconduct in office.

The Company's Bylaws also permit us to maintain insurance on behalf of our officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not we have the power to indemnify such person against liability for any of those acts.

Other Expenses of Issuance and Distribution.

Expenses incurred or (expected) relating to this Registration Statement and distribution are as follows: The amounts set forth are estimates except for the SEC registration fee:

                                                      Amount
                                                   -------------
 SEC registration fee                                $    126.70
 Printing and engraving expenses                     $    300.00
 Registration Statement fees and expenses            $ 20,000.00
 Accountants' fees and expenses                      $ 25,000.00
 Transfer agent's and registrar's fees               $    750.00
     and expenses
 Miscellaneous                                       $      0.00
                                                  ---------------
 Total                                               $ 46,176 .70

The Registrant will bear all of the expenses shown above.

                     RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding the issuance and sales of the Company's securities without registration for the past three (3) years from the date of this Registration Statement. No such sales involved the use of an underwriter, no advertising or public solicitation were involved, the securities bear a restrictive legend and no commissions were paid in connection with the sale of any securities.

On May 25, 2001, the Company issued a total of 2,240,000 shares of its common stock to nine founding shareholders for cash at a price of $0.001 per share, for a total value to the Company of $2,240.00.

On July 16, 2001, the Company issued a total of 75,000 shares of its common stock to a consultant for services rendered to the Company for a total value to the Company of $7,500.00.

On July 16, 2001, the Company issued 2,500,000 shares of its common stock to Sunbury Broadband, L.L.C. ("Sunbury") in connection with the Company's acquisition of all of Sunbury's agreements, assets and ownership in the markets known as Wilkes-Barre/Scranton, Sunbury and State College, PA, for a total value to the Company of $25,000.00.

On July 16, 2001, the Company issued 1,000,000 shares of its common stock to Shoreline Wireless, L.L.C. ("Shoreline") in connection with the Company's acquisition of all of Shoreline's agreements, assets and ownership in BTA 437 in the Sunbury, PA Market Statistical Area, for a total value to the Company of $10,000.00.

On July 16, 2001, the Company issued 500,000 shares of its common stock to Lynchburg MDS, L.L.C. ("Lynchburg") in connection with the Company's acquisition of all of Lynchburg's agreements, assets and ownership in the Lynchburg Market Statistical Area, and the market known as Lynchburg, VA, for a total value to the Company of $5,000.00.

From July 26, 2001 to October 3, 2001, the Company issued a total of 683,367 shares of its common stock to ten investors at a price of $0.30 per share, for a total value to the Company of $205,010.10.

On December 31, 2002, the Company issued 655,600 shares of its common stock to eleven note holders in satisfaction of the debts evidenced thereby at a price of $0.25 per share, for a total value to the Company of $163,900.00.

From July 26, 2001 to October 3, 2001, the Company issued a total of 683,367 shares of its common stock to ten investors at a price of $0.30 per share, for a total value to the Company of $204,010.10.

On December 31, 2002, the Company issued 655,600 shares of its common stock to eleven note holders in satisfaction of the debts evidenced thereby at a price of $0.25 per share, for a total value to the Company of $163,900.00.

From February 25, 2003, to January 31, 2004, the Company issued a total of 3,573,453 shares of its common stock to 43 investors at a price of $0.15 per share, for a total value to the Company of $520,268.00.

On October 17, 2003, and on February 23, 2004, the Company issued a total of 5,300,000 of its Series A Preferred Stock to five investors at a price of $0.05 per share, for a total value to the Company of $265,000.00.

On November 12, 2003, the Company issued a total of 44,000 shares of its common stock to a consultant for services rendered to the Company at a value of $0.15 per share for a total value to the Company of $6,600.00.

On January 31, 2004, the Company issued a total of 450,000 shares of its common stock to a consultant for services rendered to the Company at a value of $0.15 per share for a total value to the Company of $67,500.00.

The foregoing shares were issued in private transactions or private placements intending to meet the requirements of one or more exemptions from registration. In addition to any noted exemption below, we relied upon Regulation D and
Section 4(2) of the Securities Act of 1933, as amended ("Act"). The investors were not solicited through any form of general solicitation or advertising, the transactions being non-public offerings, and the sales were conducted in private transactions where the investor identified an investment intent as to the transaction without a view to an immediate resale of the securities; the shares were "restricted securities" in that they were both legended with reference to Rule 144 as such and the investors identified they were sophisticated as to the investment decision and in most cases we reasonably believed the investors were "accredited investors" as such term is defined under Regulation D based upon statements and information supplied to us in writing and verbally in connection with the transactions. We never utilized an underwriter for an offering of our securities and no sales commissions were paid to any third party in connection with the above-referenced sales. Other than the securities mentioned above, we have not issued or sold any securities.


                                    EXHIBITS

The following exhibits are filed as part of this Registration Statement:

     Exhibit
     Number    Description
----------    ---------------------------------------------------------------
     3.1      Amended and Restated Articles of Incorporation
     3.2      Bylaws
     3.3      Amended and Restated Certificate of Determination for Series A
                Preferred Stock
     3.4      2001 Equity Incentive Plan
     3.5      Geisinger Agreement
     3.6      Digital Freedom Agreement
     3.7      PointRed Technologies Agreement
     5.1      Legal Opinion an Consent of Counsel
    23.1      Consent of Independent Auditors

                                  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is being registered) any deviation from the high or low end of the estimated maximum range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (c) To include any additional or changed material information on the plan of distribution.

2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

3) File a post-effective amendment to remove from registration any of the securities being registered, which remain unsold at the end of the offering.

4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company, Inc. pursuant to provisions of the State of Nevada or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, Arizona, United States of America.

Gateway Access Solutions, Inc.

By: /s/ Andrew C. Nester                          Date: February 26, 2004
    --------------------
        Andrew Nester, President and Secretary

By: /s/ Peter J. Pappas                           Date: February 26, 2004
    ------------------
        Peter J. Pappas, Treasurer

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date stated.

By: /s/ Andrew C. Nester                          Date: February 26, 2004
  -----------------------
    Andrew Nester, Director

By: /s/ Peter J. Pappas                           Date: February 26, 2004
    ------------------
        Peter J. Pappas, Director

By: /s/ S. Mark Poler                             Date: February 26, 2004
    -----------------
        S. Mark Poler, Director